SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2005

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
110 Maiden Lane, New York, NY		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2005, our operating partnership and wholly-owned subsidiary, Caplease, LP, entered into an agreement with Allstate Insurance Company (“Allstate”), to purchase three Allstate office buildings for an aggregate purchase price of $59.0 million. We agreed to enter into 10 year net leases with Allstate for each of the properties concurrent with our purchase. The size and location of the three properties are summarized below.

Property Location	Rentable Square Feet
Charlotte, North Carolina	192,000
Roanoke, Virginia	166,000
Pittsburgh, Pennsylvania	19,500

The purchase of the properties is subject to various customary closing conditions, including our satisfactory completion of due diligence during a due diligence period ending on December 17, 2005.

Pursuant to the agreement, we paid $1.0 million into escrow. We have the right to terminate the agreement and receive a refund of these funds if we make certain adverse discoveries about the properties during our due diligence review, including discovery of an environmental or physical condition that Allstate is unable to cure during the lease term. We are required to pay an additional $2.0 million into escrow upon expiration of the due diligence period. The funds we have paid into escrow will be applied against the purchase price at closing. If we default in our obligations under the agreement, Allstate will be entitled to payment of the funds we have paid into escrow.

There is no material relationship between us and Allstate.

The transaction is scheduled to close on December 21, 2005. The Company provides no assurance as to the timing or certainty of the closing of this transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ Shawn P. Seale
Shawn P. Seale Senior Vice President, Chief Financial Officer and Treasurer

DATE: November 29, 2005